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                                                                    EXHIBIT 99.2

                                AUDITORS' REPORT





To the Board of Directors of
CANADIAN HUNTER EXPLORATION LTD.

We have audited the consolidated balance sheet of CANADIAN HUNTER EXPLORATION LTD. (the "Corporation") as at December 31, 2000 and the consolidated statements of net income and retained earnings and cash flow for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2000 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in Canada.

                                                           /s/ Ernst & Young LLP

Calgary, Canada
February 2, 2001
(except for note 14 which
  is as of February 15, 2002)                              Chartered Accountants